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                                                 Exhibit 99


                       FOOD LION, INC. COMPLETES ACQUISITION OF
                           KASH N' KARRY FOOD STORES, INC.

SALISBURY, N.C., Dec. 18, 1996 -- Food Lion, Inc. (Nasdaq-NNM: FDLNA, FDLNB) of Salisbury, North Carolina, today announced the successful completion of the tender offer and merger whereby Kash n' Karry Food Stores, Inc. (Nasdaq-NNM:
KASH) became a wholly owned subsidiary of Food Lion. Since more than 90% of Kash n' Karry's outstanding shares were acquired on December 18, 1996, in the tender offer, the merger was effected without the necessity of a Kash n' Karry stockholder vote.

Tom Smith, President and Chief Executive Officer of Food Lion, said: "We are very pleased to welcome the people and operations of Kash n' Karry Food Stores into the Food Lion family. With the financial resources of Food Lion behind it, Kash n' Karry can now position itself more effectively as a viable competitor with West Central Florida's major supermarket chains, bringing the significant benefits of increased competition to consumers in that region. We are also pleased to complete this transaction because it is consistent with Food Lion's stated corporate goal of growing the company prudently through a combination of internal expansion and acquisitions."

Food Lion and its more than 72,000 employees serve more than nine million customers per week by providing Extra Low Prices and More at more than 1,100 Food Lion stores in 14 states. In addition, Food Lion's subsidiary Kash n' Karry and its 9300 employees serve more than 1 million customers per week at 100 West Central Florida supermarkets.

CONTACT: Chris Ahearn of Food Lion, Inc., 704-633-8250, Ext. 2892